                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT, dated as of September 12, 1995 (the "Agreement"), is made between MICRODYNE CORPORATION, a Maryland corporation (the "Purchaser"), and NATIONAL SEMICONDUCTOR CORPORATION, a Delaware corporation (the "Seller"). Either Purchaser or Seller may be referred to herein as a Party or the Parties, as the case may require.


                            Purpose of the Agreement

         Seller is in the business of manufacturing, having manufactured, packaging, selling, distributing, designing, enhancing, maintaining and repairing certain NE2OOO Plus, NE32OO, and 10/10 ISA adapter card assemblies. Purchaser desires to purchase, and Seller desires to sell all assets, tangible and intangible, and the related goodwill associated with this adapter card business.

                                   ARTICLE I
                                  DEFINITIONS

         Wherever used in this Agreement, the following terms shall have the following meanings:


         1.1     "Assets" means the assets of the Business as specified in
                 Section 3.1

         1.2 "Business" means Seller's manufacturing (including manufacturing for Seller), packaging, selling, distributing, designing, enhancing, maintaining and repairing of the Ethernet Cards.

         1.3 "Closing" means the consummation of the transactions provided for in Article VIII on the terms and subject to the conditions of this Agreement.

         1.4     "Closing Date" means the date on which the Closing is held.

         1.5 "Ethernet Cards" means Seller's NE 2000 Plus, NE3200, PCMCIA and 10/100 ISA adapter card assemblies, identified by the part numbers specified in Schedule 1.5.

         1.6 "Product Warranties" means the express warranties given by Seller with respect to the Inventory as specified in Schedule 8.8.

                                   ARTICLE II
                               PURCHASE AND SALE

         Section 2.1 Delivery By Seller. At the Closing, Seller shall sell, transfer and convey to Purchaser all right, title and interest of the Seller in the Assets of the Business as provided herein and shall grant and assign Purchaser the rights associated with the Business as specified in this Agreement.

         Section 2.2 Deliveries and Payment by Purchaser. At the Closing, Purchaser shall assume the obligations specified herein and deliver to Seller the amount specified in Section 6.2 by wire transfer of immediately available funds to Bank of America, ABA # 121000358, 1850 Gateway Boulevard, Concord, California 94520, Attention: National Semiconductor Corporation, Account No. 1233203690.


                                  ARTICLE III
                    ASSETS TO BE SOLD, RIGHTS TO BE GRANTED,
                           OBLIGATIONS TO BE ASSUMED

         Section 3.1 The Assets. The Assets to be sold at Closing shall be free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever and shall consist of the following:

         (a) The Inventory of the Business listed on Schedule 1.5 (the "Inventory")

         The Inventory includes:

                 (i) saleable finished goods inventory, and "grey bag" (completed board level product in a static bag) inventory of the NE 2000 Plus and NE3200 series adapter card assemblies (the "NE 2000 Plus Inventory") owned by Seller on the Closing Date excluding, however, the NE2000 Plus Inventory located at NSC facilities in Japan in the approximate amount of 100 pieces;

                 (ii) saleable finished goods inventory, and raw materials on hand and useable for the 10/100 ISA adapter card assemblies (the "10/100 Inventory") owned by Seller on the Closing Date excluding however, kits of raw materials sufficient to make approximately 19,100 10/100 adapter card assemblies;

                 (iii) raw materials on hand and currently being used in the manufacture of Seller's NE 2000 Plus adapter card assemblies, provided the materials are used in Purchaser's NE 2000 Plus





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
                              series adapter card assemblies, as specified on Purchaser's applicable parts purchase list.

                 (iv) saleable finished goods inventory and grey bag inventory of the PCMCIA adapter cards (the "PCMCIA Inventory") existing at NSC on the Closing Date excluding, however, the PCMCIA Inventory located at NSC facilities in Japan in the approximate amount of 300 pieces.

The Inventory will be subject to a physical count which will be conducted at Seller's facilities in Santa Clara, California immediately prior to the Closing in a manner mutually agreed to by the Parties. Inventory which cannot be counted prior to Closing because it is not physically located at Seller's facilities in Santa Clara, California at the time of Closing will be shipped by Seller to Seller's Santa Clara, California facilities and counted in a manner mutually agreed to by the Parties as soon as possible after the Closing. The actual purchase price paid shall be adjusted based on the results of the physical count in accordance with the terms of Article v.

         (b) A documentation package consisting of all information including technologies, methods, formulations, databases, trade secrets, engineering, manufacturing and repair information, drawings, packages, modifications, know-how, inventions, concepts, and designs for the Ethernet Cards, and designs and work in process for new Ethernet Card products and modifications, revisions or enhancements thereto, used in or relating to the Seller's manufacture, sale and maintenance of computer boards for the Ethernet Card Business; and

         (c) All sales information, files, records, data, plans, goodwill and recorded knowledge of or relating to the Business or the Assets, including, without limitation, the Statement of Work No. 2 ("Novell SOW2") of that certain Master Task Agreement between Seller and Novell, Inc. effective April 30, 1993 (the "Novell MTA") including the remaining unused portion of Seller's royalty prepayment thereunder, all business plans, bids, quotations, proposals, instruments, computer programs, information generated from databases, manuals and guidebooks, price books, price lists, customer, vendor, distributor and subscriber lists, sales, marketing and warranty files, correspondence and other documents, books, records, papers and data belonging to or licensed by Seller and used in or constituting a part of the Business.


         Section 3.2 Assignment of Rights and Obligations. Assuming that assignment has been obtained or is otherwise permissible under the applicable





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governing documents, the rights and obligations to be assigned to Purchaser at the Closing shall consist of the following:

         (a) All rights and obligations under any of Seller's noncancellable purchase orders given to subcontract assembly vendors for the Ethernet Cards, a list of which is attached hereto as Schedule 3.2(a).

         (b) All rights under any express or implied warranties given by Seller's vendors and relating to the Assets;

         (c)     All rights and obligations under the Novell SOW2; and

         (d) All rights and obligations under any OEM contracts or purchase orders for the sale of Ethernet Cards. If such contracts or purchase orders cannot be assigned or if Purchaser finds the terms of the contracts or purchase orders commercially unacceptable (as judged by a reasonable party), the servicing of the contracts and purchase orders will be handled as provided in Section 3.8 (g). A list of any such OEM contracts or purchase orders will be delivered to Purchaser at the Closing.

         Section 3.3 Intellectual Property License. At the Closing, Seller shall grant to Purchaser the nonexclusive, nontransferable (except in connection with a sale or transfer of Purchaser's Ethernet Card business) right and license to use Seller's patents, copyrights and trade secrets, whether registered or unregistered, and any applications therefore used in or relating to the Business or the Assets or embodied in the documentation package delivered pursuant to Section 3.1(b), to make, have made, use, sell, distribute, design, enhance, maintain and repair the Ethernet Cards. The license granted herein shall include the right to reproduce and distribute Seller's datasheets for the Ethernet Cards, provided Purchaser's name is substituted for that of Seller. Provided Purchaser complies with the terms and conditions of this Agreement, Seller will make no other grants of this license.

         Section 3.4 Trademark License. At the Closing, Seller will grant Purchaser the exclusive (except for use by Seller in or related to anything other than Ethernet Cards) nontransferable (except in connection with a sale or transfer of Purchaser's Ethernet Card business) right and license to use and display the trademarks, service marks, tradenames and logos relating to the Seller's InfoMover trademark (the "InfoMover Marks) in connection with the Ethernet Cards for a period of five (5) years. Except as provided in Article XIII, Purchaser shall have no right to use "National Semiconductor," "National," the National logo, or similar marks or names associated with Seller except to the extent such marks are already on finished goods or work-in-process, in which case Purchaser shall have the right to sell such products marked with Seller's name and/or logo for a transition period not to exceed six (6) months.





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         Section 3.5          Software License.  At the Closing, Seller will
grant Purchaser a nonexclusive license to use, distribute, reproduce and make modifications to the source and object code of Seller's Ethernet Card driver software in connection with Ethernet Cards running on integrated circuits supplied by Seller. Provided Purchaser complies with the terms and conditions of this Agreement, Seller will make no other grants of this license.

         Section 3.6 Delivery of Assets. Except as provided in the next sentence, the Assets, including Inventory, purchased under this Agreement shall be packaged by Seller and shipped to Purchaser at its facility at San Jose, California immediately following the Closing. Assets which are not physically in Santa Clara, California at the time of Closing will be packaged by Seller and shipped to Purchaser at its facility at San Jose, California as soon as the physical count is complete. In both cases, Purchaser shall be responsible for the costs of shipping and insurance for the shipping of the Assets from Santa Clara, California to San Jose, California.

         Section 3.7 Assumed Obligations. On and after the Closing Date or on the date specified below, whichever is later, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller relating to the Business to be performed after the Closing (hereinafter collectively referred to as the "Assumed Obligations")

         (a) Upon completion of the Transition Period (as that term is defined in Section 10.6), Purchaser will assume all claims under the Product Warranties for breach or nonconformity with the Product Warranties of the Ethernet Cards shipped by Seller prior to the Closing.

         (b) Except as provided in Section 10.8, Purchaser will accept distributor stock rotation and product returns (in accordance with Seller's standard policy) for Ethernet Cards shipped by Seller prior to the Closing.

         (c) Purchaser will assume all current Ethernet Card OEM contracts in existence, and Purchaser will complete all negotiations for such contracts, including, but not limited to those with IBM and Intel.

         (d) All of Seller's obligations to be performed after the date of this Agreement pursuant to the Novell SOW2.

         (e) All of Seller's obligations under the noncancellable purchase orders given to subcontractor vendors for the Ethernet Cards.

         (f) All of Seller's obligations under noncancellable purchase orders for the sale by Seller of Ethernet Cards accepted by Seller prior to Closing.





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         (g)     If Purchaser is not able to assume the obligations under
                 Sections 3.7(c) or 3.7(f) for the reasons set forth in Section 3.2(d), then the parties shall cooperate in good faith with the customer to reach suitable contractual agreements with the customer for the supply of Ethernet Cards. If such agreements cannot be reached despite the reasonable commercial efforts of the Parties, Purchaser will sell Ethernet Cards to Seller in amounts sufficient for Seller to meet its outstanding contractual obligations at reasonable prices to be agreed to by the Parties.

         Section 3.8 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, in no event shall Purchaser assume or incur any liability or obligation of any kind or nature, whether accrued, absolute, contingent, known, unknown or otherwise, or otherwise become responsible in respect of any liability or obligation of Seller, which is not an Assumed Obligation.


                                   ARTICLE IV
                                EXCLUDED ASSETS

         Notwithstanding anything to the contrary set forth herein, the Assets sold hereunder shall not include any of the following (hereinafter collectively referred to as "Excluded Assets"):

         (a) Any assets, properties or rights of the Seller used in the operations and businesses currently conducted by Seller, other than the Ethernet Card Business, which assets, properties or rights are not being sold to Purchaser hereunder (the "Excluded Business");

         (b) Any defective, broken or unusable parts, any "down revved" materials or parts or parts which have been superseded by a new release or version and parts not currently used in the manufacture of the Ethernet Cards;

         (c) Any intellectual property right, or technical information related to the manufacture of any integrated circuits manufactured by or for Seller and used for the Ethernet Cards;

         (d) Any liabilities, contracts, or other obligations of Seller relating to the Business other than those expressly assumed in accordance with Article III;

         (e)     Any accounts receivable of the Business;





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         (f)     Any other asset, property or right of Seller not otherwise identified in Article III.


                                   ARTICLE V
                                 PURCHASE PRICE

Section 5.1      Purchase Price

         (a) Purchaser shall pay a total of six million seven hundred thirty six thousand dollars ($6,736,000.00) for the Business, subject, however, to the following adjustments:

                 (i) If the NE 2000 Plus Inventory does not equal One Million Nine Hundred Forty Thousand Two Hundred Eighty Dollars ($1,940,280.00), based on Seller's standard cost, then the purchase price shall be adjusted up or down, to reflect the actual amount delivered, using Seller's standard cost.

                 (ii) If the Raw Materials Inventory does not equal Two Hundred Seventy Thousand Dollars ($270,000.00), based on Seller's standard cost, then the purchase price shall be adjusted, up or down, to reflect the actual amount delivered, using the Seller's standard cost.

                 (iii) If the 10/100 Inventory does not equal Two Million Three Hundred Thousand Dollars ($2,300,000.00) based on Seller's standard cost, then the amount shall be adjusted, up or down, to reflect the actual amount delivered, using the Seller's standard cost.

                 (iv) If the PCMCIA Inventory does not equal Four Hundred and Two Thousand Dollars ($402,000.00) based on Seller's standard cost, then the purchase price shall be adjusted, up or down, to reflect the actual amount delivered, using the Seller's standard cost. The PCMCIA Inventory shall be subject to the adjustment provided for in Article VI.

         (b) The remaining Assets, any goodwill of the Business and other covenants and agreements of Seller under this Agreement shall be deemed to constitute $1,836,000 of the purchase price and shall not be subject to further adjustments.





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         (c)     The exact purchase price of the Business shall be determined upon completion of the physical inventory described in Section 3.1(a). The purchase price for the Business shall be adjusted to reflect any changes based upon the physical inventory.

         Section 5.2 Payment of Purchase Price. At Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds, a partial payment of One Million Dollars ($1,000,000.00) toward the purchase price for the Business. Purchaser shall pay to Seller the remaining balance of the purchase price for the Business, as adjusted, in accordance with Schedule 5.2. Upon full payment of the purchase price, the licenses granted in Sections 3.3,
3.4 and 3.5 shall be fully paid up and irrevocable.

          Section 5.3 Allocation of Purchase Price. The Parties shall agree on an appropriate allocation of the purchase price.


                                   ARTICLE VI
                        ADJUSTMENTS FOR PCMCIA INVENTORY

         Purchaser shall use reasonable commercial efforts to sell the PCMCIA Inventory for a price exceeding Seller's standard cost; however, Purchaser makes no guarantees that the PCMCIA Inventory may be sold for a price exceeding Seller's standard cost. Purchaser and Seller hereby agree that both shall share equally (50%) either (i) the amount by which the net price for which Purchaser sells the PCMCIA Inventory exceeds Seller's standard cost or (ii) the amount by which the net price for which Purchaser sells the PCMCIA Inventory is less than Seller's standard cost. Within sixty (60) days of the end of each calendar quarter, Purchaser shall pay to Seller such increases for sales that occurred during the quarter, after deducting any decreases. If decreases exceed increases, then Purchaser shall invoice Seller for same, who shall pay such invoice within sixty (60) days thereafter.


                                  ARTICLE VII
                                  THE CLOSING

         Section 7.1 Time and Place. The Closing will be held at the offices of the Seller, 2900 Semiconductor Drive, Santa Clara, California at 4:00 p.m. on Wednesday, September 13, 1995 or at such other time, day or place as the Purchaser and Seller may mutually agree.

         Section 7.2 Seller Deliverables. At the Closing, Seller will deliver to Purchaser in form reasonably satisfactory to Purchaser the following items:





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         (a)     A Bill of Sale covering the Assets; and

         (b) Such other documents and instruments as are reasonably necessary and/or appropriate to implement and complete the sale and transfer of the Assets to Purchaser and the other transactions as required by this Agreement.

         Section 7.3 Purchaser Deliverables. At the Closing, Purchaser will deliver to Seller in form reasonably satisfactory to Seller, the following items:

         (a) Confirmation of the wire transfer amount specified in Section 5.2; and

         (b) Such other documents and instruments as are reasonably necessary and/or appropriate to implement and complete the purchase of the Assets by Purchaser and the other transactions as required by this Agreement.


                                  ARTICLE VIII
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants at Closing:

         Section 8.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as is now being conducted.

         Section 8.2 Authorization Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of the Seller. Neither the corporation law of the State of Delaware nor the certificate of incorporation or bylaws of Seller require that the stockholders of Seller approve this Agreement or any of the transactions contemplated hereunder. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.





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         Section 8.3          Consent and Approvals.  Except as set forth in
Schedule 8.3 there is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, consent or approval of any public body as a condition to the lawful consummation of the transactions contemplated by this Agreement.

         Section 8.4 Non-Contravention. The execution and delivery by Seller of this Agreement does not and the consummation of the transactions contemplated hereby will not (i) violate or result in a breach of any provision of the certificate of incorporation or bylaws of Seller, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller or any of the Assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of the Assets or the Business.

         Section 8.5 Title to Assets. Seller has good title to all of the personal property, tangible and intangible, which is a part of the Assets, free and clear of any liens, charges, pledges, security interests or other encumbrances.

         Section 8.6          Ownership of Assets and Related Matters

         (a) The finished goods and grey bag Inventory (i) is useable or saleable in the ordinary course of business, (ii) is sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted and (iii) is carried on the books of Seller at an amount which reflects valuations not in excess of the cost as determined in accordance with generally accepted accounting principles applied on a consistent basis.

         (b) The Novell SOW2 and any Ethernet Card OEM contracts are valid and enforceable in accordance with their terms with respect to Seller, and are valid and enforceable in accordance with their terms with respect to the other party, in each case subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There is not, under any of the agreements referenced in Section 3.7, including without limitation the Novell SOW2 or any Ethernet Card OEM contract, any existing breach, default or event of default by Seller or event that with notice or lapse of time or both would constitute a breach, default or-event of default by Seller, nor does Seller know of, and Seller has not received notice of, or made a claim with respect to, any breach or default by the other party thereto. All royalty and other payments required to be paid by Seller, including the Prepayment under the Novell SOW2, any Ethernet Card OEM contract,





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                 or any other agreement referenced in Section 3.7, have been paid by Seller. Seller has received from Novell consent to the assignment of the Novell SOW2 to Purchaser.

         Section 8.7 Intellectual Property Schedule 8.7 sets forth a summary list of the major components of intellectual property that Seller owns or otherwise has the right to use, free and clear of any restrictions, that Seller has identified is used by Seller in the Business. The intellectual property used by Seller in the manufacture, sale, distribution of the Ethernet Cards, or embodied in the Ethernet Cards, and licensed to Purchaser pursuant to this Agreement, constitutes, to the best knowledge of Seller, all of the intellectual property necessary in the Business, and to the best knowledge of the Seller, no license or grants from any third parties are necessary and no royalties, fees or other payments would be due to any third parties. There is no claim, suit, action or proceeding, pending or to the knowledge of Seller threatened, against Seller asserting that its use of such intellectual property infringes upon the rights of any third party or otherwise contesting its rights with respect to any of the Intellectual Property. All letters, patents, registrations and certificates issued by any governmental agency relating to such intellectual property so identified by Seller are valid and subsisting and have been properly maintained.

         Section 8.8 Warranty Policy Schedule 8.8 sets forth complete copies and/or descriptions of all of Seller's express warranties which are in effect with respect to the Inventory (the "Product Warranties"). To the best of Seller's knowledge, Seller has disclaimed all implied warranties for the Inventory.

         Section 8.9 Conduct of Business Pending Closing. From the date of execution of this Agreement until Closing, Seller will conduct the Business in the ordinary usual course.

         Section 8.10 Brokers, Finders and Investment Bankers. Neither Seller nor any of its respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for investment banking fees, financial advisory fees or finders' fees in connection with the transactions contemplated hereby.


                                   ARTICLE IX
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER


         Purchaser represents and warrants at the Closing:

         Section 9.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all





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requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 9.2 Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. Neither the corporation law of the State of Maryland nor the certificate of incorporation or bylaws of Purchaser require that the stockholders of Purchaser approve this Agreement or any of the transactions contemplated hereunder. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         Section 9.3          Consent and Approvals.  Except as set forth in
Schedule 9.3 there is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of any public body as a condition to the lawful consummation of the transactions contemplated by this Agreement.

         Section 9.4 Non-Contravention. The execution and delivery by Purchaser of this Agreement does not and the consummation of the transactions contemplated hereby will not (i) violate or result in a breach of any provision of the certificate of incorporation or bylaws of Purchaser, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions, or provisions or any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligations to which Purchaser is a party or by which Purchaser may be bound or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser.

         Section 9.5 Brokers, Finders and Investment Bankers. Neither Purchaser nor any of its respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for investment banking fees, financial advisory fees or finders' fees in connection with the transactions contemplated hereby.





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                                   ARTICLE X
                        CERTAIN COVENANTS AND AGREEMENTS

         Section 10.1 Taxes. All personal property taxes relating to the Assets, if any, shall be prorated as of the Closing and borne by Seller and Purchaser in their respective shares.

         Section 10.2 Risk of Loss. Risk of loss in connection with the tangible Assets passes to Purchaser upon delivery to the carrier.

         Section 10.3         Reliance on Representations and Warranties.
Notwithstanding any investigation at any time conducted by any of the Parties hereto, each of the Parties shall be entitled to rely on the representations and warranties of each of the other Parties set forth herein or in any schedule, exhibit, or document inspected or delivered pursuant to this Agreement.

         Section 10.4         Purchase of 10/100 ISA Chip Set.

         (a) For a period of two(2)years after Closing, Seller will sell and Purchaser will purchase Purchaser's requirements for Seller's 10/100 ISA Chip Set (the "Chip Set"),and any updates thereto, consisting of the Media Process Controller Chip ("MAC"), Seller's part number DP83800; Phy Chip ("PHY"), Seller's part number DP83840; and Twister Chip ("Twister"), Seller's part number DP83223. During this period, Seller will sell the Chip Set at Seller's lowest price made available to Seller's other customers purchasing similar quantities under similar terms and conditions. Initial pricing for the Chip Set is provided in Schedule 10.4.

         (b) For a period of two (2) years after Closing, Seller will sell and Purchaser may purchase Seller's MAC, PHY and Twister Chips individually and any updates thereto at Seller's lowest price made available to Seller's other customers purchasing similar quantities under similar terms and conditions. For the purpose of computing volume discounts hereunder, purchases of complete Chip Sets, as well as purchase of individual chips, will count in computing the volume purchased. Initial pricing of the PHY and Twister Chips is provided in Schedule 10.4.

         (c) The obligation for Purchaser to purchase its requirements for the 10/100 Chip Set is dependent on: (i) Seller offering each Chip Set at commercially competitive pricing and on commercially competitive terms; (ii) the Chip Set being available from Seller in amounts and on delivery schedules required by Purchaser to meet its requirements; (iii) there being no change to the detriment in the quality and specifications of the Chip Set manufactured by Seller; and
                 (iv) no other manufacturer is
                 offering at a price less than the combined price of the MAC, Phy and Twister Chips, any chip products that combines the function of all three chips into one chip product.

         (d) Provided Purchaser does in fact purchase its requirements for Chip Sets and otherwise complies with the terms of this Agreement, Seller will not sell the MAC chip to any other customers for a period of nine (9) months after Closing unless the customer has represented in writing to Seller that it intends to use the MAC chip for something other than Ethernet cards used in a PCI or ISA bus compatible with the Windows/DOS environment.

         (e) All purchases of chips from Seller shall be made pursuant to Seller's standard terms and conditions of sale contained in
                 Schedule 10.4(e), and shall be subject to approval of Seller's credit department which approval will not be unreasonably withheld or delayed.

         (f) In the event Seller determines that it shall discontinue production of any or all of the MAC, PHY or Twister chips, then not less than one year prior to such discontinuance it shall provide Purchaser with notice of discontinuance and an opportunity to make a lifetime buy during the one year notice period. If Seller has been the sole source of the chip, at the end of the one year notice period, Seller will provide to Purchaser all designs, mask works, production, schedule, information, and other materials used by Seller to produce such chip, in formats and on media agreed to by the Parties. Purchaser shall have a nonexclusive worldwide, fully paid up, irrevocable, nontransferable (except in connection with a sale or transfer of Purchaser's Ethernet Card business), license to use all such information, (including a license under any necessary patents or copyrights) for the manufacture of such chip or chips to support Purchaser's Ethernet Card business.

         Section 10.5 Non-Competition. Seller hereby covenants and agrees that Seller and any entity that directly or indirectly, through one or more intermediaries controls, or is controlled by or is under common control with Seller, shall not, in any manner (other than as authorized by Purchaser in Purchaser's sole discretion), for a period of four (4) years from Closing, directly or indirectly engage in any business which engages in the manufacture, sale or distribution of Ethernet Cards or products directly competitive with Ethernet Cards such as 10/100 PCI adapters. The foregoing shall not limit Seller's ability to sell local area network integrated circuits either by themselves or on a awe or to participate in markets involving superset implementations of Ethernet technology such as IsoEthernet or markets involving derivative implementations of Ethernet technology such as an ATM to Ethernet bridge adapter. The foregoing shall also not limit Seller's right to sell, use, or otherwise dispose of the NE 2000 Plus Inventory located in Japan and excluded from this Agreement pursuant to Section 3.1(a) (i) or the PCMCIA Inventory located in Japan and excluded from this Agreement pursuant to Section 3.1(a) (iv).

         Section 10.6 Transition Period. For a period of 45 days after Closing (the "Transition Period"), Seller will provide the following transition assistance at Seller's expense:

         (a) Seller will be responsible for and handle all warranty returns for Ethernet Cards;

         (b) Seller will provide technical support to its customers for Ethernet Cards;

         (c) Seller will make no changes to its telemarketing and account managers supporting the Ethernet Card Business and will pay commissions to its sales representatives on sales of Ethernet Cards by Purchaser during the Transition Period, which sales commissions shall be reimbursed to Seller by Purchaser within thirty (30) days of Seller's invoice therefore;

         (d) Seller will make available appropriate personnel from its sales and marketing organization to assist in the transition of sales efforts, including participating in joint sales calls to distribution accounts, during the Transition Period;

         (e) Seller will make available Mark Hoke or, if Mark Hoke is not available, one other engineer specified by Seller, to work with Purchaser on the transfer of engineering issues during the Transition Period; and

         (f) Seller will make available David Chin or, if David Chin is not available, one other manufacturing person specified by Seller, to work with Purchaser on the transfer of manufacturing issues during the Transition Period.

         Each Party shall pay for the travel costs of its own personnel incurred during the Transition Period.

         Section 10.7 Post Closing Assistance. In addition to the assistance provided by Seller in the Transition Period, Seller agrees, following the Closing to:

         (a) refer to the Purchaser any customers, distributors, original equipment manufacturers, or other person requesting to purchase the Ethernet Cards and the 10/100 adapter card assemblies;

         (b) promptly deliver to Purchaser all mail and other communications it receives relating to the Assumed Obligations or to the Business which are appropriately provided to Purchaser as owner of the Business, including, but not limited to, misdirected payments;

         (c) provide to Purchaser reasonable incidental engineering support and assistance, including but not limited to the engineering assistance detailed in Schedule 10.7(c) for Purchaser to smoothly transition the Business to Purchaser; and

         (d) provide to Purchaser the Ethernet Card documentation package and related intellectual property in such formats as the Parties shall mutually agree. Thereafter, should Purchaser discover that any of the information is incomplete, unusable, or in the wrong format, or that certain of the Intellectual Property has not been provided, it shall notify Seller which shall promptly replace or furnish the requested information provided Seller has confirmed that the information is in fact incomplete, unusable or in the wrong format.

         (e) In the event that Seller is not able to assign any warranties given by Seller's vendors that relate to the Assets, Seller will process warranty returns from Purchaser for Assets manufactured by Seller's subcontractors and will deal directly with Seller's subcontractors to obtain the warranty service.

         Section 10.8         Conduct of Distribution Business Post-Closing.
As provided by Section 3. 7 (b), after Closing, Purchaser will accept and process stock returns from Seller's distributors. Seller will keep all distributor accounts receivable. If a distributor wishes to return Ethernet Card product to Seller for credit against distributor's account receivable, Seller will accept the return of the product and sell it to Purchaser at Seller's standard cost. Any sales to Purchaser under this section will be subject to Seller's standard terms and conditions of sale and Seller's credit department requirements.

         Section 10.9 Assembly of 10/100 Ethernet Cards. Upon Purchaser's placement of a purchase order therefore, Seller will arrange for the assembly of the approximately 19,100 raw material kits of 10/100 adapter card assemblies excluded from this Agreement pursuant to Section 3.1(a) (ii) . Seller will sell the finished products to Purchaser once assembly is complete at Seller's standard cost of $71.65. Purchaser shall pay for the 10/100 adapter cards within thirty (30) days of date of Seller's invoice or Purchaser's receipt of the finished goods whichever is later.

         Section 10.10 Financial Statements. Should it be determined that it is necessary for Purchaser to file a Form 8-K with the Securities and Exchange

Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Seller shall deliver to Purchaser, not later than seventy (70) days after the date of this Agreement such audited financial statements and interim unaudited financial statements for the Business as may be required by Regulation S-X of the Securities and Exchange Commission S-X for the fiscal periods required to be reported by Purchaser in its filings with the Securities and Exchange Commission under the Exchange Act prepared by an independent accounting firm of national recognition, that is reasonably acceptable to Purchaser, all in accordance with generally acceptable accounting principles, consistently applied. Seller shall pay the fees of the independent accounting firm and Purchaser shall reimburse Seller for the first $12,500.00 of such fees and one half of all fees in excess of $25,000.00. Purchaser shall make such reimbursement to Seller within thirty (30) days of Seller's invoice for the fees.


                                   ARTICLE XI
                                INDEMNIFICATION

         Section 11.1 Indemnification Obligations of Seller. From and after Closing, the Seller shall indemnify and hold harmless Purchaser and its subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives and each of their heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

         (a) Any Excluded Liability or any and all other liabilities and obligations of Seller of any nature whatsoever, except the Assumed Obligations;

         (b) Any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Purchaser Indemnified Party that relate to Seller, the Business or the Assets, to the extent the principal event giving rise thereto occurred prior to the Closing or which result from or arises out of any action or inaction prior to the Closing of Seller or any affiliate, officer, director, employee, agent, representative or subcontractor of Seller, except to the extent such claim is based on an Assumed Obligation; and

         (c) Any material breach of any representation, warranty, covenant, agreement or undertaking made by Seller in this Agreement or in any agreement, schedule or other writing delivered by Seller to Purchaser in connection with the matters contemplated hereby or pursuant to the provisions hereof. For purposes of this section, any item in excess of $100,000 shall be considered material.

         Section 11.2 Indemnifications Obligations of Purchaser. From and after the Closing, Purchaser shall indemnify and hold harmless Seller and its subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives and each of their heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

         (a)     Any Assumed Obligations; and

         (b) Any and all actions, suits, claims, or legal and administrative arbitration, government or other proceedings or investigations against any Seller Indemnified Party that relate to Purchaser, the Business or the Assets to the extent the principal event giving rise thereto occurred after the Closing or which result from or arise out of any action or inaction after the Closing of Purchaser or any affiliate, officer, director, employee, agent, representative or subcontractor of Purchaser; and

         (c) Any material breach of any representation, warranty, covenant, agreement or undertaking made by Purchaser in this Agreement or in any agreement, schedule or other writing delivered by Purchaser to Seller in connection with the matters contemplated hereby or pursuant to the provisions hereof. For purposes of this section, any item in excess of $100,000 shall be considered material.


                                  ARTICLE XII
                               MARKETING EFFORTS

         Seller and Purchaser shall cooperate in marketing efforts for the 10/100 ISA products, which cooperative efforts will be known as the 10/100 Alliance. Such cooperative efforts shall be as agreed to by the Parties, and shall include the following:

         (a) Seller and Purchaser shall use reasonable best efforts to secure the cooperation and full equal participation of Novell in the 10/100 Alliance.

         (b) Seller will plan, host and absorb the cost for a marketing kickoff event in the form of a press conference to be held either at a facility of Seller's choosing or at NetWorld + Interop with the goal to maximize press exposure to the 10/100 Alliance. Purchaser shall ensure the appearance of the appropriate Novell executives at the press conference. At least two Senior executive of Seller chosen by Seller and two senior executives of Purchaser chosen by Purchaser shall attend the press conference.

         (c) Seller will give Purchaser any credits due under Section 5.4 of the Novell SOW2 which credits will be used for a joint 10/100 Alliance ad campaign.

         Provided Seller fulfills its obligations under (b) and (c) above, Seller will not be required to pay any additional funds for joint marketing or ad campaigns.


                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

         Section 13.1 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be deemed given or made on the date delivered if delivered in person, on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation, on the date delivered if delivered by a nationally recognized overnight courier service or on the third (3rd) business day after it is mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

         To Purchaser:                  Microdyne Corporation
                                        3601 Eisenhower Avenue
                                        Alexandria, Virginia 22304
                                        Attention:    Christopher M. Maginniss
                                        Facsimile No. (703) 739-0558

         With a Copy to:                McGuire, Woods, Battle & Boothe, L.L.P.
                                        8280 Greensboro Drive, Suite 900
                                        McLean, Virginia 22102
                                        Attention:    Jocelyn West Brittin
                                        Facsimile No. (703) 712-5050

         To Seller:                     National Semiconductor Corporation
                                        2900 Semiconductor Drive M/S 16-135
                                        Santa Clara, California 95052
                                        Attention:       General Counsel
                                        Facsimile:       (408) 733-0293

         With a Copy to:                National Semiconductor Corporation
                                        2900 Semiconductor Drive M/S 16-135
                                        Santa Clara, California 95052
                                        Attention:       Douglas McBurnie
                                        Facsimile:       (408) 821-3067

or to such other representative or at such other address of a party as such party hereto may furnish to the other Parties in writing.

         Section 13.2 Assignment, Successors in Interest. No assignment or transfer by Purchaser or Seller of their respective rights and obligations shall be made except with the prior written consent of the other party hereto. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their permitted successors and assigns and any reference to a party hereto shall also be a reference to a permitted successor or assign.

         Section 13.3 Representations and Warranties. The representations and warranties of Seller and Purchaser set forth in this Agreement shall survive the Closing Date for three years. Notwithstanding anything to the contrary set forth in this Section 13.3, the covenants and agreements of Seller and Purchaser set forth herein shall remain in full force and effect until duly satisfied or performed by the appropriate party hereto.

         Section 13.4 Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         Section 13.5 Captions. The titles and captions contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         Section 13.6 Integration. This Agreement supersedes all negotiations, agreements and understandings between the Parties with respect to the subject matter hereof and constitutes the entire agreement between the Parties hereto.

         Section 13.7 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the Commonwealth of Virginia, without regard to its choice of law rules.

         Section 13.8 Amendment. This Agreement may be amended, modified or supplemented only upon written agreement executed by each of the Parties hereto.

         Section 13.9 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforcability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         Section 13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MICRODYNE CORPORATION                    NATIONAL SEMICONDUCTOR CORPORATION



By:                                      By:
    ------------------------------          ---------------------------------

Title:                                   Title:
       ---------------------------             ------------------------------









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